               PROXY SOLICITATION--SECTION 14(A) SECTION 14(A)


                                 SCHEDULE 14A

[PARAGRAPH 24,031] INFORMATION REQUIRED IN PROXY STATEMENT
             SCHEDULE 14A IS PROPOSED TO BE AMENDED.  SEE BELOW.

REG. SECTION 240.14A-101
                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant To Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.)


    Filed by the Registrant [X]

    Filed by a Party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary Proxy Statement

    [ ] Confidential, for Use of the
        Commission Only (as permitted by
        Rule 14a-6(e)(2))

    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12


-------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


                               OSHKOSH B'GOSH, INC.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(1)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing party:

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    (4) Date filed:

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FEDERAL SECURITIES LAW REPORTS

[Cover Page to Schedule 14A amended in Release No. 34-37692 (Paragraph 85,845). effective October 7, 1996, 61 F.R. 49957.]

   NOTES.--A. Where any item calls for information with respect to any matter to be acted upon and such matter involves other matters with respect to which information is called for by other items of this schedule, the information called for by such other items also shall be given. For example, where a solicitation of security holders is for the purpose of approving the authorization of additional securities which are to be used to acquire another specified company, and the registrants' security holders will not have a separate opportunity to vote upon the transaction, the solicitation to authorize the securities is also a solicitation with respect to the acquisition. Under those facts, information required by Items 11, 13 and 14 shall be furnished.

  B. Where any item calls for information with respect to any matter to be acted upon at the meeting, such item need be answered in the registrant's soliciting material only with respect to proposals to be made by or on behalf of the registrant.

  C. Except as otherwise specifically provided, where any item calls for information for a specified period with regard to directors, executive officers, officers or other persons holding specified positions or relationships, the information shall be given with regard to any person who held any of the specified positions or relationships at any time during the period. Information need not be included for any portion of the period during which such person did not hold any such position or relationship, provided a statement to that effect is made.

  D. Information may be incorporated by reference only in the manner and to the extent specifically permitted in the items of this schedule. Where incorporation by reference is used, the following shall apply:

  1. Any incorporation by reference of information pursuant to the provisions of this schedule shall be subject to the provisions of Section 228.10(f) and
Section 229.10(d) of this chapter restricting incorporation by reference of documents which incorporate by reference other information. A registrant incorporating any documents, or portions of documents, shall include a statement on the last page(s) of the proxy statement as to which documents, or portions of documents, are incorporated by reference. Information shall not be incorporated by reference in any case where such incorporation would render the statement incomplete, unclear or confusing.

  2. If a document is incorporated by reference but not delivered to security holders, include an undertaking to provide, without charge, to each person to whom a proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in the proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates), and the address (including title or department) and telephone numbers to which such a request is to be directed. This includes information contained in documents filed subsequent to the date on which definitive copies of the proxy statement are sent or given to security holders, up to the date of responding to the request.

PARAGRAPH 24,031 REG. SECTION 240.14a-101           COPYRIGHT 1997, COMMERCE
                                                    CLEARING HOUSE, INC.

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                                 ON MAY 1, 1998

To Shareholders of OshKosh B'Gosh, Inc.

     The annual meeting of shareholders of OshKosh B'Gosh, Inc. (the "Company"), will be held at the OshKosh B'Gosh store, Horizon Outlet Center, 3001 South Washburn Street, Oshkosh, Wisconsin on May 1, 1998 at 9:00 a.m., to consider and act upon the following matters:

          1. The election of a Board of nine Directors.

          2. A proposal to amend Article FOURTH of the Company's Certificate of Incorporation to require that any dividend payable to holders of Common Stock in shares of Common Stock or in securities convertible into or exercisable for Common Stock be paid ratably in shares of Class A Common Stock (or related securities) to holders of that class and in shares of Class B Common Stock (or related securities) to holders of that class (the "Stock Dividend Amendment").

          3. The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The close of business on March 13, 1998, is the record date for the meeting and only shareholders of record at that time will be entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

     Your attention is called to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF ALL NOMINEES AND "FOR" THE STOCK DIVIDEND AMENDMENT.

                                          Steven R. Duback,
                                          Secretary

Oshkosh, Wisconsin
March 31, 1998

To aid in the early preparation of a record relative to those voting by Proxy, please indicate your voting directions, sign and date the enclosed Proxy and return it promptly in the enclosed envelope. If you should be present at the meeting and desire to vote in person or for any other reason desire to revoke your Proxy, you may do so at any time before it is voted. If you receive both a Class A Proxy and a Class B Proxy, please sign both and return both.

PROXY STATEMENT

                              OSHKOSH B'GOSH, INC.
                                112 OTTER AVENUE
                            OSHKOSH, WISCONSIN 54901
                                 (920) 231-8800

                            SOLICITATION AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of OshKosh B'Gosh, Inc. (the "Company") for the annual meeting of shareholders to be held at 9:00 a.m. on Friday, May 1, 1998. Shares represented by properly executed proxies received by the Company will be voted at the meeting or any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the Secretary or Acting Secretary of the meeting or by oral notice to the presiding officers during the meeting.

     The record date for the meeting is the close of business on March 13, 1998. At that date, there were 8,702,429 shares of Class A Common Stock and 1,177,357 shares of Class B Common Stock outstanding. Each share of Class A Common Stock entitles its holder to one vote for the election of each of two directors. Each share of Class B Common Stock entitles its holder to one vote for the election of each of seven directors and one vote on the Stock Dividend Amendment. Each share of Class B Common Stock also entitles its holder to one vote concerning all other matters properly coming before the meeting. Any shareholder entitled to vote may vote either in person or by duly authorized proxy.

     A majority of the shares of each class, represented in person or by proxy, constitutes a quorum. Directors to be elected by each class shall be elected by a plurality of the votes of the shares of that class present in person or represented by proxy at the meeting. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. The Stock Dividend Amendment requires the affirmative vote of a majority of the outstanding shares of Class B Common Stock. In all other matters, the affirmative vote of the majority of the shares of Class B Common Stock present in person or represented by proxy at the meeting will be the act of the shareholders; holders of Class A Common Stock are not entitled to vote on other matters except as required by law.

     The independent inspector shall count the votes and ballots. Abstentions are considered as shares present and entitled to vote but are not counted as affirmative votes cast on a given matter. As a result, abstentions will have no effect with respect to the election of directors but will have the same effect as a "no" vote on other matters. A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner has the discretion to vote the beneficial owner's shares with respect to the election of directors but may not have discretion to do so with respect to any other matters. Any broker or nominee "non-votes" with respect to any matter will not be considered as shares entitled to vote on that matter and will not be considered by the inspector when counting votes cast on the matter. However, such broker "non-votes" will be counted for quorum purposes if the proxy is voted by the broker with respect to the election of directors.

     A majority of the shares of each class represented at the meeting, even if less than a majority of the outstanding stock of either or both classes, may adjourn the meeting from time to time without further notice.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers and banks or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or telegraph, by officers and regular employees of the Company.

     This proxy material is being mailed to shareholders commencing on or about March 31, 1998.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock by each director, each nominee for director, each person known to own more than 5% of either class of the Company's Common Stock, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group. The information is as of January 1, 1998, except as may otherwise be indicated. Although shares of Class B Common Stock are convertible into Class A Common Stock on a 1-for-1 basis, the Class A Common Stock disclosures do not include shares that would be issuable upon such conversion. Except as indicated in the footnotes such persons have sole voting and investment power of the shares beneficially owned and disclaim beneficial ownership of shares held directly by their spouses.

                                             SHARES OF CLASS A    PERCENTAGE    SHARES OF CLASS B    PERCENTAGE
                                                COMMON STOCK       OF SHARES       COMMON STOCK       OF SHARES
   NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIALLY OWNED   OUTSTANDING   BENEFICIALLY OWNED   OUTSTANDING
   ------------------------------------      ------------------   -----------   ------------------   -----------
Banc One Corporation and subsidiaries,
including amounts owned as Trustee of the
Earl W. Wyman Trusts dated February 17,
1960 as amended ("Earl W. Wyman
Trusts")(1)................................       896,927            10.3%                 *
  100 East Broad Street
  Columbus OH 43271-0251
Royce & Associates Inc.
Royce Management Co. ......................       471,900             5.4%                 0               --
  1414 Ave. of the Americas
  New York NY 10019
William F. Wyman(1)(2)(3)..................        91,035             1.0%           238,292            20.2%
  1373 Waugoo Avenue
  Oshkosh WI 54901
Thomas R. Hyde(1)(2)(4)....................       108,781             1.2%           108,927             9.2%
  109 Chapin Parkway
  Buffalo NY 14209
Thomas R. Wyman(1)(2)(5)...................       296,265             3.4%           147,984            12.5%
  2896 Fond du Lac Road
  Oshkosh WI 54901
Douglas W. Hyde (1)(2)(6)..................       170,523             2.0%           154,347            13.1%
  3700 Edgewater Lane
  Oshkosh WI 54901
Michael D. Wachtel(1)(2)(7)................       171,067             2.0%           153,241            13.0%
  1030 Washington Avenue
  Oshkosh WI 54901
Joyce W. Hyde(1)(2)(8).....................        96,007             1.1%            65,999             5.6%
  1234 Washington Avenue
  Oshkosh WI 54901
Steven R. Duback(9)........................         6,585               --                 0               --
  3212 North Summit Avenue
  Milwaukee WI 53211
Orren J. Bradley(10).......................         5,813               --               119               --
  925 East Wells Street, Apt. 216
  Milwaukee WI 53202

                                             SHARES OF CLASS A    PERCENTAGE    SHARES OF CLASS B    PERCENTAGE
                                                COMMON STOCK       OF SHARES       COMMON STOCK       OF SHARES
   NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIALLY OWNED   OUTSTANDING   BENEFICIALLY OWNED   OUTSTANDING
   ------------------------------------      ------------------   -----------   ------------------   -----------
Jerry M. Hiegel(11)........................        15,000             0.2%                 0               --
  One South Pinckney Street
  Suite 333
  Madison WI 53703
David L. Omachinski(12)....................        24,775             0.3%                 0               --
  1605 Maricopa Drive
  Oshkosh WI 54904
Stig A. Kry(13)............................         4,000               --                 0               --
  333 East 68th Street
  Apt. 2F
  New York NY 10021
Shirley A. Dawe(13)........................         3,000               --                 0               --
  119 Crescent Road
  Toronto, Ontario, Canada M4W 1T8
Barbara Widder-Lowry(14)...................        30,150             0.3%                 0               --
  1319 Bayshore Drive
  Oshkosh WI 54901
Paul A. Lowry(14)..........................        25,850             0.3%                 0               --
  1319 Bayshore Drive
  Oshkosh WI 54901
All Directors and Executive Officers as a
  group (16 persons)(15)...................       588,810             6.8%           521,189            44.1%

---------------
  * Except for 110,360 shares of Class B Common Stock owned as Trustee of the Earl W. Wyman Trusts described in Note (1) below and 25,560 shares of Class B Common Stock owned as Trustee of two trusts described in the last sentence of Note (3) below, the Company does not have knowledge of the ownership of Class B Common Stock by this entity.

 (1) The Earl W. Wyman Trust for the benefit of the Wyman family beneficially owns 247,500 shares of Class A Common Stock and 55,180 shares of Class B Common Stock, or about 2.9% and 4.7%, respectively, of such stock outstanding. Its beneficiaries are Thomas R. Wyman and his children (William F. Wyman and Ann E. Wolf). The Earl W. Wyman Trust for the benefit of the Hyde family beneficially owns 80,000 shares of Class A Common Stock and 55,180 shares of Class B Common Stock, or about 0.9% and 4.7% respectively, of such stock outstanding. Its beneficiaries are Joyce W. Hyde and her children (Douglas W. Hyde, Thomas R. Hyde, and Margaret H. Wachtel).

 (2) Thomas R. Wyman and Shirley F. Wyman are the parents of William F. Wyman and Ann E. Wolf. Thomas R. Wyman is also the brother of Joyce W. Hyde. Joyce W. Hyde and Charles F. Hyde are the parents of Douglas W. Hyde, Thomas R. Hyde and Margaret H. Wachtel (who is the wife of Michael D. Wachtel).

 (3) William F. Wyman owns directly 83,630 shares of Class A Common Stock and 191,726 shares of Class B Common Stock, or approximately 1.0% and 16.2%, respectively, of such stock outstanding. He also owns, as sole trustee of three trusts created for the benefit of his children, 880 shares of Class A Common Stock and 21,006 shares of Class B Common Stock. The amounts shown in the table also include 25,560 shares of Class B Common Stock owned by two trusts of which he is a remainder beneficiary and 6,525 shares of Class A Common Stock issuable pursuant to the vested portion of employee stock options.

 (4) Thomas R. Hyde owns directly 51,230 shares of Class A Common Stock and 93,501 shares of Class B Common Stock, or approximately 0.6% and 7.9%, respectively, of such stock outstanding. He owns as sole trustee of two trusts created for the benefit of his children 12,300 shares of Class A Common Stock and 3,280 shares of Class B Common Stock. He has beneficial ownership of 19,136 shares of Class A Common Stock and 8,146 shares of Class B Common Stock held by him as custodian for his minor children, and he shares beneficial ownership of 2,635 shares of Class A Common Stock held by his spouse. In addition, he shares beneficial ownership of 4,000 shares of Class A Common Stock and 4,000 shares of Class B Common Stock owned by a trust of which he is an income beneficiary, his minor son is a remainder beneficiary and his spouse is the sole trustee. In addition, he shares beneficial ownership with his spouse of 8,800 shares of Class A Common Stock owned by a limited partnership in which he and his spouse are the sole general partners, and he shares beneficial ownership as co-trustee with his parents, brother and sister of 300 shares of Class A Common Stock held by the Hyde Family Charitable Fund. The amount shown in the table includes 10,380 shares of Class A Common Stock owned by the Joyce W. Hyde Income Trust of 1987 of which he is a remainder beneficiary, as to which he disclaims beneficial ownership.

 (5) Thomas R. Wyman owns the shares listed either directly or as marital property with his wife, Shirley F. Wyman. The amount shown in the table also includes 1,000 shares of Class A Common Stock issuable pursuant to a vested stock option. The amount shown in the table also includes 3,372 shares of Class B Common Stock (less than 1% of the total number outstanding) owned by Shirley F. Wyman, as to which he disclaims beneficial ownership.

 (6) Douglas W. Hyde owns directly 65,625 shares of Class A Common Stock and 139,257 shares of Class B Common Stock, or approximately 0.8% and 11.8%, respectively, of the total number of such shares outstanding. He also owns as sole trustee of two trusts created for the benefit of his children 14,700 shares of Class A Common Stock and 3,280 shares of Class B Common Stock. In addition, he shares beneficial ownership of 35,583 shares of Class A Common Stock and 9,365 shares of Class B Common Stock owned directly by his spouse, held by his spouse as trustee for the benefit of his children, held by him as custodian for his minor children, and held by the Hyde Family Charitable Fund, of which he and his parents, his brother and his sister are trustees. The amounts shown in the table also include 27,600 shares of Class A Common Stock issuable pursuant to the vested portion of employee stock options. The amounts shown in the table also include 16,635 shares of Class A Common Stock and 2,445 shares of Class B Common Stock owned by a trust of which he is the income beneficiary and his minor daughter is the remainder beneficiary, and 10,380 shares of Class A Common Stock owned by the Joyce W. Hyde Income Trust of 1987 of which he is a remainder beneficiary, as to which he disclaims beneficial ownership.

 (7) Michael D. Wachtel owns directly 13,710 shares of Class A Common Stock and 1,710 shares of Class B Common Stock, or approximately 0.2% and 0.1%, respectively, of the outstanding shares of each class. He owns an additional 10,118 shares of Class B Common Stock as sole trustee of two trusts created for the benefit of his children. In addition, he shares beneficial ownership of 96,346 shares of Class A Common Stock and 109,050 shares of Class B Common Stock owned directly by his spouse and held by his wife as custodian for their minor children and 14,700 shares of Class A Common Stock and 3,280 shares of Class B Common Stock owned by his spouse as sole trustee of two trusts created for the benefit of their children and 300 shares of Class A Common Stock held by the Hyde Family Charitable Fund, of which she and her parents and brothers are trustees. The amounts shown in the table also include 22,950 shares of Class A Common Stock issuable pursuant to the vested portion of employee stock options. The amounts shown in the table also include 12,681 shares of Class A Common Stock and 29,083 shares of Class B Common Stock owned by two trusts of which his spouse is the income beneficiary and his minor children are remainder beneficiaries, respectively, and 10,380 shares of Class A Common Stock owned by the Joyce
     W. Hyde Income Trust of 1987 of which his wife is a remainder beneficiary, as to which he disclaims beneficial ownership.

 (8) Joyce W. Hyde and her husband own a total of 78,822 shares of Class A Common Stock and 122,504 shares of Class B Common Stock, or about 0.9% and 10.4%, respectively, of the outstanding shares, all as marital property, but she has sole or shared voting and dispositive power with respect to the amounts shown in the table (i.e., shared voting and dispositive power with respect to 5,988 shares of Class A Common Stock, and sole voting and dispositive power as to the remainder). The amounts shown in the table do not include the shares owned directly or indirectly by their three adult children, as to which she disclaims beneficial ownership. The table does include 31,140 shares of Class A Common Stock held by the Joyce W. Hyde Income Trust of 1987, under which she is the income beneficiary, but disclaims beneficial ownership.

 (9) Steven R. Duback owns 1,185 shares of Class A Common Stock directly and 400 shares as custodian for one of his children. The amount shown in the table also includes 5,000 shares of Class A Common Stock issuable pursuant to vested stock options.

(10) Orren J. Bradley owns 813 shares of Class A Common Stock directly. The amount shown in the table also includes 5,000 shares of Class A Common Stock issuable pursuant to vested stock options.

(11) The shares listed include 10,000 owned by a trust of which Mr. Hiegel is the primary beneficiary. Mr. Hiegel has the right to amend or revoke the trust at any time. The amount shown in the table also includes 5,000 shares of Class A Common Stock issuable pursuant to vested stock options.

(12) David L. Omachinski owns 12,000 shares of Class A Common Stock directly. The amount shown in the table also includes 12,775 shares of Class A Common Stock issuable pursuant to the vested portion of employee stock options.

(13) The shares consist of Class A Common Stock issuable pursuant to vested stock options.

(14) Barbara Widder-Lowry and Paul A. Lowry (who are spouses) each own 15,000 shares of Class A Common Stock directly. The amounts shown in the table also include 15,150 shares and 10,850 shares of Class A Common Stock issuable to each of them, respectively, pursuant to the vested portion of employee stock options.

(15) The amounts shown in the table include 154,000 shares of Class A Common Stock issuable to directors and executive officers pursuant to the vested portions of stock options.

     The descendants of Earl W. Wyman, their spouses and trusts of which they are beneficiaries (the "Wyman/Hyde Group," including, among others, Thomas R. Hyde, Joyce W. Hyde, Douglas W. Hyde, Michael D. Wachtel, Margaret H. Wachtel, the Earl W. Wyman Trusts, Thomas R. Wyman and William F. Wyman) own a total of 1,588,083 shares of Class A Common Stock (approximately 18.3% of the outstanding shares) and 1,035,655 shares of Class B Common Stock (approximately 87.6% of the outstanding shares). Each member of the Wyman/Hyde Group is subject to a cross purchase agreement pursuant to which his or her Class B Common Stock generally may not be transferred except to a spouse or descendant (or a trust for their benefit) unless the shares first have been offered to the other members of the Wyman/Hyde Group.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers and any person holding more than 10% of any class of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file the reports on or before these dates not previously reported. To the Company's knowledge, all of these filing requirements were satisfied.

                        DIRECTORS AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

     Information regarding the nominees for whom the shares represented by proxies will be voted for election as directors is set forth in the following table. Proxies for Class A Common Stock will be voted to elect Orren J. Bradley and Jerry M. Hiegel as directors, and proxies for Class B Common Stock will be voted to elect Douglas W. Hyde, Michael D. Wachtel, William F. Wyman, Steven R. Duback, David L. Omachinski, Stig A. Kry and Shirley A. Dawe, as directors. In the unforeseen event that any nominee will be unable or unwilling to serve, proxies will be voted with discretionary authority for a substitute nominee designated by the Board of Directors.

     The nominees for Directors are:

                                                    PRINCIPAL OCCUPATION
                                                        AND BUSINESS                       DIRECTOR
            NAME              AGE                        EXPERIENCE                         SINCE
            ----              ---                   --------------------                   --------
                      NOMINEES FOR DIRECTORS TO BE ELECTED BY CLASS B SHARES
Douglas W. Hyde.............  47    Chairman of the Board (since May, 1994), President      1988
                                    (since 1991) and Chief Executive Officer (since
                                    1992); prior thereto Mr. Hyde served as Senior Vice
                                    President -- Marketing (since 1989); Vice President
                                    -- Merchandising (since 1983); and as Director of
                                    Sportswear Merchandising (since 1979); joined the
                                    Company in 1975.
Michael D. Wachtel..........  44    Executive Vice President (since 1991), Chief            1988
                                    Operating Officer (since 1992) and Assistant
                                    Secretary (since 1990); prior thereto Mr. Wachtel
                                    served as Senior Vice President -- Operations (since
                                    1986); and as Director of Operations (since 1984) and
                                    as Administrative Assistant to the President; joined
                                    the Company in 1978.
William F. Wyman............  39    Vice President -- Domestic Licensing (since 1993).      1996
                                    Prior thereto he was Director of Licensed Products
                                    (since 1991) and Manager of Retail Development (since
                                    1990); joined the Company in 1981.
Steven R. Duback(1).........  53    Partner, Quarles & Brady (law firm), Milwaukee          1981
                                    (joined the firm in 1969); Secretary of the Company
                                    (since 1981).
David L. Omachinski.........  46    Vice President -- Finance, Chief Financial Officer      1994
                                    and Treasurer (since 1993). Joined the Company in
                                    1993. Prior thereto (since 1980) Mr. Omachinski was a
                                    shareholder of Schumaker, Romenesko & Associates,
                                    S.C. (since 1992 Mr. Omachinski was the Executive
                                    Vice President and Chief Operating Officer thereof)
                                    which served as the Company's independent public
                                    accountants. Mr. Omachinski is also a director of FCB
                                    Financial Corp.
Stig A. Kry.................  69    Retired. From 1957 to 1993 Mr. Kry was a management     1996
                                    consultant with Kurt Salmon Associates, Inc. Mr. Kry
                                    is also a director of Guilford Mills, Inc.

---------------

(1) Quarles & Brady, of which Mr. Duback is a partner, has performed legal services for the Company formany years.

                                                    PRINCIPAL OCCUPATION
                                                        AND BUSINESS                       DIRECTOR
            NAME              AGE                        EXPERIENCE                         SINCE
            ----              ---                   --------------------                   --------
Shirley A. Dawe.............  51    President of Shirley Dawe Associates, Inc., (a          1997
                                    Toronto based consumer goods marketing and
                                    merchandising consulting group) since 1986. Ms. Dawe
                                    also spends a substantial portion of her time
                                    fulfilling her responsibilities as a director of
                                    various companies, including Moore Corp., Ltd.,
                                    National Bank of Canada and Silcorp. Ltd.
                      NOMINEES FOR DIRECTORS TO BE ELECTED BY CLASS A SHARES
Jerry M. Hiegel.............  71    Chairman of the Hiegel Group, Inc. (a private           1992
                                    investment firm) since 1987. Prior thereto Mr. Hiegel
                                    was Executive Vice President of General Foods
                                    Corporation (a diversified food manufacturer) (since
                                    1982); Chairman (since 1984), President and CEO
                                    (since 1980), and President (since 1977) of Oscar
                                    Mayer Foods Corporation (food manufacturer
                                    specializing in packaged meats).
Orren J. Bradley............  73    Retired; prior to 1992, President of Metro Milwaukee,   1988
                                    Inc. (a community based organization to promote
                                    tourism) (since 1990); prior thereto he was Senior
                                    Vice-President of Laub Group, Inc. (independent
                                    insurance agents) (since 1985); prior thereto Mr.
                                    Bradley was Chairman and CEO of Boston Store.

     Each director attended 75% or more of the meetings of the Board and committees of which he or she is a member held during 1997. The nominating committee currently consists of Messrs. Duback (chair), Hyde, Wyman and Kry and Ms. Dawe. The executive committee consists of Messrs. Hyde (chair), Bradley, Wachtel and Omachinski. The compensation committee consists of Messrs. Hiegel (chair), Bradley and Kry. The audit committee consists of Messrs. Bradley (chair), Hiegel and Hyde. The Retirement Plan Committee consists of Messrs. Wachtel (chair), Omachinski and Hyde.

EXECUTIVE OFFICERS

     Information concerning those continuing executive officers of the Company who are not directors or nominees for director is set forth in the following table.

             NAME                AGE                     POSITION AND EXPERIENCE
             ----                ---                     -----------------------
Clifford J. Thompson...........  52    Senior Vice President -- Operations (since 1994). Prior
                                       thereto he was Vice President-Operations at Liberty Trouser
                                       Company (since 1993); Chief Operating Officer, Corporate
                                       Vice President of Gitano Manufacturing Group (since 1991);
                                       Vice President of Domestic Manufacturing at Espirit de Corp.
                                       (since 1989).
Donald M. Carlson..............  62    Vice President -- Human Resources (since 1990). Prior
                                       thereto Mr. Carlson was Director of Organizational
                                       Effectiveness and Training for General Dynamics Corp. (an
                                       aerospace and defense manufacturer) (since 1959).
Jon C. Dell'Antonia............  56    Vice President -- Management Information Systems (since
                                       1990). Prior thereto Mr. Dell'Antonia served in a similar
                                       capacity for Coleman Co. (a manufacturer of outdoor
                                       recreational products) (since 1982).
Paul A. Lowry..................  46    Vice President -- Corporate Retail (since 1994). Prior
                                       thereto he was Vice President Store/Operations for Essex
                                       Outfitters, Inc. (since 1991).

             NAME                AGE                     POSITION AND EXPERIENCE
             ----                ---                     -----------------------
Barbara Widder-Lowry...........  47    Vice President -- Children's Wear Product Development (since
                                       1994). Prior thereto she was an executive officer of Essex
                                       Outfitters, Inc. (since 1990).
Kenneth H. Masters.............  56    Vice President -- Manufacturing (since May, 1994). Prior
                                       thereto he was Assistant Vice President -- Manufacturing
                                       (since 1983); joined the Company in 1962.
Gary D. Brock..................  49    Vice President -- Sales, Children's Wear (since November,
                                       1995). Prior to that date he served as National Sales
                                       Manager (since 1993) or as a Regional Sales Manager for the
                                       Company (since 1990).

     Douglas W. Hyde is the brother-in-law of Michael D. Wachtel and the cousin of William F. Wyman. Paul A. Lowry and Barbara Widder-Lowry are spouses. There are no other family relationships among the executive officers, directors and nominees.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows compensation paid by the Company for services rendered to the Company during its fiscal year ended December 31, 1997, to the five most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                    --------------------------------   -----------------------------------
                                                                              AWARDS
                                                                       --------------------
                                                                       RESTRICTED              LONG-TERM
                                                        OTHER ANNUAL     STOCK                 INCENTIVE      ALL OTHER
                                    SALARY     BONUS    COMPENSATION    AWARD(S)    OPTIONS   PLAN PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR     ($)       ($)        ($)(1)         ($)         (#)         ($)           ($)(2)
---------------------------  ----   ------     -----    ------------   ----------   -------   ------------   ------------
Douglas W. Hyde...........   1997   333,270   226,136       --             0        15,500         0            30,329
President and Chief          1996   322,000    51,638       --             0        16,400         0            30,382
Executive Officer            1995   309,000   187,275       --             0        20,700         0            29,865
Michael D. Wachtel........   1997   277,380   188,213       --             0        12,700         0            25,595
Executive Vice President     1996   268,000    42,978       --             0        13,600         0            25,587
and Chief Operating Officer  1995   257,500   156,063       --             0        17,300         0            24,861
David L. Omachinski.......   1997   180,000   103,283       --             0         9,500         0            18,575
Vice President -- Finance,   1996   171,500    36,449       --             0        10,000         0            15,969
CFO and Treasurer            1995   164,800    80,575       --             0         7,200         0            18,079
Barbara Widder-Lowry......   1997   237,405   137,319       --             0         9,000         0            22,329
Vice President --            1996   226,100    28,246       --             0        12,000         0            19,698
  Children's
Wear Product Development     1995   215,250    84,612       --             0         9,200         0            21,696
Paul A. Lowry.............   1997   173,670    97,213       --             0         7,000         0            20,648
Vice President --            1996   165,400    69,752       --             0         8,000         0            15,397
Corporate Retail             1995   157,500    73,464       --             0         6,800         0            15,481

-------------------------
(1) For 1997, 1996 and 1995 other annual compensation did not exceed the lesser of $50,000 or 10% of such executive officer's salary.

(2) The Company's contributions to the named individual's accounts in its Profit Sharing Plans for 1997, 1996 and 1995 were $13,125, $8,802, and $12,000 for
    Mr. Hyde, $13,200, $9,070 and $12,000 for Mr. Wachtel, $13,200, $8,829 and
    $12,000 for Mr. Omachinski, $13,200, $8,965 and $12,000 for Ms. Widder-Lowry and $13,200, $8,813 and $12,000 for Mr. Lowry. The Company's contributions to the same individuals' accounts for the same years in the defined contribution portion of the Excess Benefit Plan were $15,744, $20,119 and $16,405 for Mr. Hyde, $11,225, $15,347 and $11,691 for Mr. Wachtel, $3,951,
    $5,716 and $4,655 for Mr. Omachinski, $7,396, $9,000 and $7,963 for Ms.
    Widder-Lowry and $5,840, $4,976 and $1,873 for Mr. Lowry. Premiums paid by the Company on a term life insurance policy covering Mr. Hyde for each of 1997, 1996 and 1995 were $1,460; premiums for each of the same years for Mr. Wachtel were $1,170; premiums for each of the same years for Mr. Omachinski were $1,424; premiums for each of the same years for Ms. Widder-Lowry were $1,733, and premiums for each of the same years for Mr. Lowry were $1,608.

    Effective May 1, 1994, Ms. Widder-Lowry and Mr. Lowry terminated their existing employment contracts with the Company and entered into new employment contracts that provide for employment through April 30, 1999. The new contracts provided for an initial base salary of $205,000 and $150,000, respectively, with annual increases of 5% or such greater amount as may be approved by the Board of Directors, and provide that they will participate in the Management Incentive Compensation Plan described in the "Compensation Committee Report on Executive Compensation" below. The contracts also provide that, in the event Ms. Widder-Lowry's employment or Mr. Lowry's employment is terminated by the Company prior to April 30, 1999 for any reason other than cause (as defined in the contracts), death or disability, they shall be entitled to receive monthly severance payments of $23,917 and $17,500, respectively, until April 30, 1999.

STOCK OPTIONS

     The following table sets forth information concerning stock option grants during 1997 to the named executive officers. No SARs were granted in 1997. These grants comprise the stock incentive component of the executives' 1997 compensation.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                       % OF TOTAL
                                                      OPTIONS/SARS
                                                       GRANTED TO     EXERCISE OR                 GRANT DATE
                                     OPTIONS/SARS     EMPLOYEES IN    BASE PRICE    EXPIRATION   PRESENT VALUE
               NAME                  GRANTED(1)(#)   FISCAL YEAR(2)     ($/SH)         DATE         ($)(3)
               ----                  -------------   --------------   -----------   ----------   -------------
Douglas W. Hyde....................     15,500           10.0%          $15.00       2/19/07        $76,570
Michael D. Wachtel.................     12,700            8.2%           15.00       2/19/07         62,738
David L. Omachinski................      9,500            6.1%           15.00       2/19/07         46,930
Barbara Widder-Lowry...............      9,000            5.8%           15.00       2/19/07         44,460
Paul A. Lowry......................      7,000            4.5%           15.00       2/19/07         34,580

-------------------------
(1) Consists entirely of nonqualified stock options granted pursuant to the OshKosh B'Gosh, Inc. 1994 Incentive Stock Plan (the "1994 Plan"). Each of these options vests in equal annual installments on each of the first four anniversaries following the grant date provided the optionee is still an employee of the Company at that time. Each option was granted with an exercise price equal to the market value of the Company's Class A Common Stock on the date of the grant. Unless earlier terminated, these options expire ten years after the date of the grant.

(2) Based on stock option grants made to employees during 1997 for 155,200 shares of Class A Common Stock.

(3) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The ultimate realizable values of the options will depend on the future market price of the Company's Class A Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Class A Common Stock over the exercise price on the date the option is exercised. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the option grants reflected in the above table include an exercise price on the option of $15.00 (the fair market value of the underlying stock on the date of grant); an option term of ten years; an interest rate of 6.42% (the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term); volatility of 40.6% (calculated using the Company's daily stock prices for the one-year period prior to the grant date); dividends at the rate of $0.28 per share (the annualized dividends paid with respect to a share of Class A Common Stock at the date of grant) and a corresponding dividend yield of 1.9% which is assumed to remain constant for the life of the option; and reductions of approximately 19.2% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 14% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END
                                OPTION/SAR VALUE

                                                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                              OPTIONS/SARS AT FISCAL             OPTIONS/SARS AT
                               SHARES                              YEAR-END(#)                  FISCAL YEAR-END(1)
                             ACQUIRED ON       VALUE       ----------------------------    ----------------------------
           NAME              EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
           ----              -----------    -----------    -----------    -------------    -----------    -------------
Douglas W. Hyde............       0              0           14,450          38,150         $262,200        $682,650
Michael D. Wachtel.........       0              0           12,050          31,550          218,675         564,575
David L. Omachinski........       0              0            6,100          20,600          109,725         366,975
Barbara Widder-Lowry.......       0              0            7,600          22,600          136,850         402,350
Paul A. Lowry..............       0              0            5,400          16,400           97,400         292,400

-------------------------
(1) Based on the closing price of the Company's Class A Common Stock at the end of the fiscal year of $33.00 per share.

PENSION PLANS

     The Company maintains a qualified Pension Plan and an unfunded Excess Benefit Plan that provides to participants pension benefits that they would otherwise be prevented from receiving as a result of certain limitations of the Internal Revenue Code. The following table shows estimated annual benefits payable upon normal retirement to persons in specified remuneration and years of service classifications under the qualified Pension Plan, including amounts payable under the Excess Benefit Plan.

                               PENSION PLAN TABLE

                                  YEARS OF SERVICE
AVERAGE ANNUAL   ---------------------------------------------------
 REMUNERATION      15         20         25         30         35
--------------   -------   --------   --------   --------   --------
   $100,000      $15,000   $ 20,000   $ 25,000   $ 30,000   $ 35,000
    150,000       22,500     30,000     37,500     45,000     52,500
    200,000       30,000     40,000     50,000     60,000     70,000
    250,000       37,500     50,000     62,500     75,000     87,500
    300,000       45,000     60,000     75,000     90,000    105,000
    350,000       52,500     70,000     87,500    105,000    122,500
    400,000       60,000     80,000    100,000    120,000    140,000
    500,000       75,000    100,000    125,000    150,000    175,000
    600,000       90,000    120,000    150,000    180,000    210,000

     Under the Company's qualified Pension Plan and Excess Benefit Plan a non-union employee generally is entitled to receive upon retirement at age 65 a lifetime monthly benefit equal to 1% of his or her highest five consecutive year average monthly compensation (including salary and bonuses as shown in the Summary Compensation Table) multiplied by the number of years in which he or she completed at least 1,000 hours of service, or certain actuarial equivalent benefits. An employee who has reached age 60 and completed five years of service may retire and begin to receive the actuarial equivalent of his or her pension benefits, and pre-retirement death benefits equal to the actuarial equivalent value of a participant's accrued pension benefits. Benefit amounts are not subject to any reduction for Social Security benefits. The current years of credited service of Messrs. Hyde, Wachtel, Omachinski and Lowry and Ms. Widder-Lowry are 22, 20, 4, 4 and 4, respectively. The currently applicable final five year average compensation covered by the Pension Plan and Excess Benefits Plan to Messrs. Hyde, Wachtel, Omachinski, Lowry and Ms. Widder-Lowry are $351,510, $298,538, $211,223, $203,753 and $263,540, respectively.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

GENERAL OVERVIEW OF EXECUTIVE COMPENSATION AND COMPENSATION COMMITTEE PHILOSOPHY

     The Compensation Committee recommends executive compensation levels for the Company's executive officers. Its recommendations were approved by the Board in 1997 without change. Salaries, annual cash incentive bonus award opportunities and related performance criteria are determined and established near the beginning of the calendar year with respect to which the salaries and the incentive cash bonuses are payable. The incentive bonuses are awarded under what is called the Management Incentive Compensation Plan. In addition, near the beginning of each year the Committee makes grants of nonqualified stock options to employees who are in a position to make an impact on the long-term performance of the Company.

     The philosophical basis for the salary amounts, the incentive bonus opportunities under the Management Incentive Compensation Plan, and the stock option awards is twofold: first, to provide compensation which is competitive in the marketplace; and second, to create a mix of compensation elements which will provide incentives to focus on both short-term and long-term goals.

BASE SALARY

     Base salaries of the executive officers are based primarily on an analysis of competitive market data for positions with similar duties and responsibilities and to a lesser extent on the judgment of the Committee regarding the individual's duties, responsibilities and skills.

     As in past years, the Committee reviewed applicable market salary survey data. Generally speaking, the salaries recommended by the Committee for 1997 reflected a 3.5% increase over 1996 with the result then being tested against the market salary survey data. The 1997 salaries for the executive officers were generally within a reasonable range of the indicated market salaries.

ANNUAL CASH INCENTIVE BONUS UNDER THE MANAGEMENT INCENTIVE COMPENSATION PLAN

     Annual cash incentive bonuses for executive officers under the Management Incentive Compensation Plan are based on the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the financial performance of the company, the achievement of predetermined performance goals relating to the functional area of the company's operations for which the individual has responsibility, and a year-end subjective evaluation of the individual's overall performance during the past year.

     Various performance goals were established for each executive officer, and each officer was given an opportunity to earn a bonus, defined as a percentage of his base salary, for achievement of these goals at various levels: minimum, target and maximum. For the CEO and COO, if achievement of performance goals is at "target" the bonus earned is 47% of base salary, if at "minimum" the bonus is 24% of base salary, and if at or better than "maximum" the bonus is 71% of base salary. For all other executive officers the target bonus percentages (% of base salary) ranged from 35% to 40% of salary, the minimum percentage was 20% of salary, and the maximum percentages ranged from 53% to 60% of salary. If performance falls below "minimum," no bonus is paid.

     For all executive officers except the CEO, COO and CFO, the performance goals included three basic components for each officer: (1) a "Corporate" component measured by a combination of company sales, pre-tax earnings and "Shareholder Value Added"; (2) a "Responsibility Area" component based on pre-defined goals related specifically to the functional area of the Company's business for which the particular officer is responsible; and (3) an "Individual Evaluation" component based on a subjective year-end evaluation of the officer's overall performance by the person to whom the officer reports (or by the Compensation Committee in the case of the CEO and the COO). The performance goals for the CEO, COO and CFO included only two components: a "Corporate" component (85% of the potential bonus), and an "Individual Evaluation" component (15% of the potential bonus).

     The "Shareholder Value Added" segment (35% of the "Corporate" component) was first added to the Incentive Compensation Plan in 1997 for all executive officers. It is a measure of value added (i.e. the increase in the return on capital employed) and is applied in some cases (e.g. CEO and COO) to all of the capital employed by the entire company, and in other cases to only the capital employed by the business segment for which the officer has primary responsibility.

     The selection, weighting and sizing of the various segments and components of the incentive bonus plan were determined by the Committee based on a combination of factors including: advice received from Hewitt Associates; the Committee's belief that the "Corporate" component of the total potential bonus ought to be a higher percentage for those who are in the position to have the greatest impact on the overall financial performance of the Company; the Committee's belief that for officers other than the CEO, COO and CFO, the potential bonus ought to reflect, to a significant degree, achievement or lack thereof in specific functional areas for which the individual has responsibility; the Committee's belief that some portion of the bonus (15%) ought to be based on a subjective year-end evaluation of the individual's overall performance for the year then ended; and finally a comparison of aggregate compensation (base salary plus incentive bonus at "target" level) with the market data described above under "Base Salary."

LONG-TERM STOCK INCENTIVES

     The Committee views stock based compensation as an important incentive component of the Company's overall compensation package. The Committee believes that stock based compensation serves the important purposes of (a) aligning executive compensation with the creation of shareholder value by rewarding performance based on increases in the value of the Company's stock and by providing executives with an ownership perspective, (b) focusing executives on long-term performance, and (c) providing a balance between short-term and long-term perspective. It also believes that stock based compensation will assist the Company in attracting qualified employees and building long-term relationships with existing employees.

     In February of 1997, nonqualified stock options to purchase a total of 80,700 shares of the Company's Class A Common Stock were granted to the eleven executive officers of the Company under the OshKosh B'Gosh, Inc. 1994 Incentive Stock Plan. The options vest in equal annual installments on each of the first four anniversaries following the grant date provided the optionee is still an employee of the Company at that time. Each option was granted with an exercise price equal to the market value of the Company's Class A Common Stock on the date of grant, thus serving to focus the optionee's attention on managing the Company from the perspective of an owner with an equity stake in the Company.

     The size of the stock option awards was based on the Committee's belief that generally speaking the award size should be in direct proportion to an individual's capacity, based on his or her job function and capabilities, to affect the long-term performance of the Company. Award size was in some cases also based on the Committee's judgment about the relative importance of the long-term retention of a particular individual's services. The grant sizes (number of shares X per share market value on the date of grant) ranged from 49% to 75% of prior year's base salary.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Douglas W. Hyde was the President and CEO of the Company during 1997. His total 1997 cash compensation was $559,406, consisting of $333,270 of base salary and $226,136 of incentive bonus. His base salary was based partly upon market data, partly upon the Committee's subjective evaluation of his individual skills and responsibilities, and partly upon the fact that he and the COO share responsibility to a greater degree than in a more typical CEO/COO reporting relationship. With respect to his incentive bonus (47% of base salary at "target"), the Committee believed that a high percentage (85%) of his potential total bonus should be based upon the overall financial performance of the Company as measured by its 1997 net sales, pre-tax earnings and Shareholder Value Added, because the CEO's primary responsibility is to achieve results in these areas of overall Company performance. As it turned out, the bonus component based on 1997 net sales was achieved at above "target" but below "maximum", and the bonus components based on 1997 pre-tax earnings and Shareholder Value Added were both achieved at "maximum". The other 15% of his potential bonus (the "Individual Evaluation" component) was judged by the Committee to have been achieved at the level of "outstanding" based on the Committee's determination that Mr. Hyde had significant involvement in and responsibility for the Company's 38.7% increase in net income (exclusive of special charges) for 1997 over 1996 and the more than 100% increase in the Company's stock price during 1997.

     The number of options granted to Mr. Hyde under the 1994 Stock Incentive Plan was determined as described above for executive officers of the Company.

SECTION 162(M)

     Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct compensation in excess of $1 million paid in a taxable year to the Chief Executive Officer or to any other executive officer whose compensation is required to be reported in the Summary Compensation Table. Qualified performance-based compensation will not be subject to the deduction limit if certain conditions are met. It is the Committee's intent to take the steps necessary to satisfy those conditions in order to preserve the deductibility of executive compensation to the fullest extent possible consistent with its other compensation objectives and overall compensation philosophy.

                                          Compensation Committee
                                          Jerry M. Hiegel
                                          Orren J. Bradley
                                          Stig A. Kry

DIRECTORS' COMPENSATION

     Each outside director of the Company (currently Messrs. Duback, Bradley, Hiegel and Kry and Ms. Dawe) is entitled to receive $1,000 for each directors meeting attended either in person or by telephone conference lasting one hour or more; $600 for meetings by telephone conference up to one hour in length; $800 for each committee meeting attended in person, but not held on the same day as a regularly scheduled board meeting or in which participation is by telephone conference call lasting one hour or more; and $600 for any other committee meetings attended, plus travel expenses to and from the meeting. In addition, each outside director is entitled to receive a retainer of $1,500 per month. During 1997, Messrs. Duback, Bradley, Hiegel and Kry and Ms. Dawe received director's fees of $25,900, $28,100, $27,500, $26,100 and $15,300, respectively.
Directors also receive an annual option grant covering 3,000 shares of Class A Common Stock with an exercise price equal to the market value on the date of the grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee includes Mr. Bradley, Mr. Kry and Mr. Hiegel (chair). There are no Compensation Committee interlocks.

      COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN (TSR),*
                 OSHKOSH B'GOSH, INC., S&P 500 STOCK INDEX, AND
                    S&P TEXTILES-APPAREL MANUFACTURERS GROUP

                                                                                        S&P TEXTILE
               MEASUREMENT PERIOD                     OSHKOSH                               500
             (FISCAL YEAR COVERED)                     B'GOSH           S&P 500          (APPAREL)
12/92                                                       100.00            100.00            100.00
12/93                                                        92.32            110.03             75.61
12/94                                                        68.04            111.53             74.08
12/95                                                        86.56            153.30             83.15
12/96                                                        76.74            188.40            114.23
12/97                                                       168.11            251.17            123.17

                ----------------------------------------------------------------

                       OSHKOSH                               S&P
        DATE           B'GOSH            S&P 500           TEXTILES
-------------------------------------------------------------------
December 1992          $100.00           $100.00           $100.00
December 1993          $92.32            $110.03           $ 75.61
December 1994          $68.04            $111.53           $ 74.08
December 1995          $86.56            $153.30           $ 83.15
December 1996          $76.74            $188.40           $114.23
December 1997          $168.11           $251.17           $123.17
-------------------------------------------------------------------

                * Total shareholder return assumes $100 invested December 31,
                  1992 and reinvestment of dividends on a quarterly basis.

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

     At the meeting, the holders of Class B Common Stock will be asked to consider and vote upon a proposal to amend Article FOURTH, Section B, Subsection 1 of the Company's Certificate of Incorporation to require that any dividend payable to holders of Common Stock in shares of Common Stock or in securities convertible into or exercisable for Common Stock must be paid ratably in shares of Class A Common Stock (or related securities) to holders of that class and in shares of Class B Common Stock (or related securities) to holders of that class (the "Stock Dividend Amendment"). A copy of the Stock Dividend Amendment is attached as Exhibit A.

     Adoption of the Stock Dividend Amendment requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Class B Common Stock. Holders of Class A Common Stock are not entitled to vote on the Stock Dividend Amendment.

     The Board of Directors has unanimously approved the Stock Dividend Amendment and recommends that the shareholders vote to adopt it.

     If the shareholders approve the Stock Dividend Amendment and if and when the Board of Directors determines that market conditions warrant, the Board of Directors may elect to declare a stock dividend (e.g., a dividend of 50% or 100% of the number of shares outstanding before the dividend) payable in Class A Common Stock on outstanding shares of Class A Common Stock and in Class B Common Stock on outstanding shares of Class B Common Stock. If the Stock Dividend Amendment is not approved, any dividend would have to be paid in the same class of stock on both Class A Common Stock and Class B Common Stock.

     In analyzing the proposal to adopt the Stock Dividend Amendment, it is important to keep in mind the relative rights of holders of the Class A Common Stock and the Class B Common Stock. Holders of the Class A Common Stock have the right to elect or remove as a class 25% of the entire Board of Directors, rounded to the nearest whole number of directors, but not less than one. Holders of the Class A Common Stock are not entitled to vote on any other corporate matters, except as may be required by law. Holders of the Class B Common Stock are entitled to vote to elect or remove the remaining directors (subject to any rights granted in the future to any series of Preferred Stock) and on all other matters presented to the shareholders for vote. Each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock. Whenever dividends (other than dividends payable solely in shares of the Company's stock) are paid on the Common Stock, each share of Class A Common Stock is entitled to receive 115% of the dividend paid on each share of Class B Common Stock, rounded up or down to the nearest $0.0025. Any dividend payable in shares of the Company's stock is currently required to be paid in the same class of stock and in the same amount to the holders of each outstanding share of both the Class A Common Stock and the Class B Common Stock. In the event of liquidation of the Company, holders of the Class A Common Stock are entitled to receive the first $3.75 per share (subject to adjustment for stock splits, stock dividends or similar events), then holders of the Class B Common Stock are entitled to receive the next $3.75 per share (subject to adjustment for stock splits, stock dividends or similar events), and thereafter they share pro rata.

     Although a dividend paid in shares of Class A Common Stock to holders of both Class A Common Stock and Class B Common Stock under the current provisions of the Company's Certificate of Incorporation would achieve a somewhat similar result, the Board of Directors believes that adoption of the Stock Dividend Amendment and payment of any dividend in shares of Class A Common Stock to holders of that class and in shares of Class B Common Stock to holders of that class has several advantages for the shareholders.

     First, the proposed Stock Dividend Amendment would make any stock dividend more completely neutral in its effects on holders of Class A Common Stock vis a vis holders of Class B Common Stock and on the holders of each class vis a vis each other. Immediately after any dividend, the holders of each class of Common Stock would be exactly the same persons as were holders immediately prior thereto. Furthermore, each holder would own exactly the same proportion of that class of Common Stock, and exactly the same proportion of all of the Company's outstanding Common Stock, as such holder held prior to the dividend, and each holder's voting power with respect to each matter that might come before the shareholders would be exactly the same proportion of the total voting power with respect to that matter as the person held immediately prior to the dividend. That would not be true if a single class of stock (for example, Class A Common Stock) were to be paid as a dividend to holders of both the Class A Common Stock and the Class B Common Stock. Although when viewed as a class the holders of Class A Common Stock would have the same aggregate voting rights after such a stock dividend as before, a portion of the Class A Common Stock issued in the dividend would be paid to holders of the Class B Common Stock. As a result the holders of the Class B Common Stock would then have all of the voting power they had before and would also have a portion of the voting power previously allocable to the Class A Common Stock because they would, by virtue of the dividend, become owners of a portion of the Class A Common Stock. For the same reason, the holders of the Class B Common Stock would participate to some extent in the higher dividends per share attributable to the Class A Common Stock. Holders of Class B Common Stock can achieve similar results vis a vis the holders of Class A Common Stock by converting a portion of their Class B Common Stock into Class A Common Stock but they may be disinclined to do so because converting shares reduces their proportion of the Class B Common Stock.

     Second, the allocation of tax basis between the old shares and the new (dividend) shares is straightforward when the shares received in the dividend are of the same class as the shares on which the dividend is paid (i.e., the tax basis in the old shares is divided proportionately among the old and the new shares), but it is more complex when the class of shares received is different from the class already owned (i.e., the fair market value of the shares of each class must be determined, and the tax basis must be allocated between them in proportion to value). The recent termination of the Class B Common Stock's listing on the NASDAQ Stock Market's National Market (because the number of holders fell below minimum NASD listing requirements) has increased the difficulty of determining the fair market value of the Class B Common Stock in comparison with the fair market value of the Class A Common Stock. As a result, making the required tax basis allocation would be problematic. The adoption of the Stock Dividend Amendment, and the payment of any future stock dividends in accordance therewith, would eliminate this problem.

     Third, a change has occurred in the fundamental circumstances underlying the Board of Directors' decision in 1987 to declare a dividend consisting of one share of Class A Common Stock on each outstanding share of Class A Common Stock and Class B Common Stock. In 1987 the Class B Common Stock was listed on The NASDAQ Stock Market's National Market, but it had significantly less trading liquidity than the Class A Common Stock. The Board of Directors felt that a stock dividend of a share of Class A Common Stock on each outstanding share of Class A Common Stock and Class B Common Stock would have the benefit of providing the holders of the Class B Common Stock with a substantial increase in the liquidity of their investment in the Company (by virtue of their receipt of new shares of the more liquid Class A Common Stock) without diminishing their voting position in the Company. In contrast to the circumstances existing in 1987, the liquidity of a Class B Common Stockholder's investment is now greatly enhanced by the right of any holder to convert shares of Class B Common Stock into Class A Common Stock at any time on a share for share basis (a right which was added to the Class B Common Stock in 1993). Thus, although the Board of Directors determined in 1987 that a dividend payable in shares of Class A Common Stock to holders of both the Class A Common Stock and the Class B Common Stock was in the best interests of the Company and its shareholders at that time, because of the changed circumstances described above, it believes that it would now be more equitable to both classes of stockholders, and simpler, if the Company's Certificate of Incorporation were amended to require that any stock dividend on Class A Common Stock be paid in Class A Common Stock and any stock dividend on Class B Common Stock be paid in Class B Common Stock. Accordingly, the Board of Directors recommends that the proposed Stock Dividend Amendment be adopted prior to the declaration of any further stock dividends.

                            INDEPENDENT ACCOUNTANTS

     The Company engaged Ernst & Young LLP as the independent public accountants to audit the Company's financial statements for the fiscal year ended December 31, 1997. No change of independent public accountants is contemplated during 1998.

     Representatives from Ernst & Young LLP are expected to be present at the meeting and will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate shareholder questions.

                                 OTHER MATTERS

     The Board of Directors has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented to the meeting and any adjournment thereof.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals must be received by the Company no later than November 24, 1998 in order to be considered for inclusion in next year's annual meeting proxy statement.

                                          By order of the Board of Directors

                                          Douglas W. Hyde, Chairman

     A copy (without exhibits) of the Company's Form 10-K annual report to the Securities and Exchange Commission for the fiscal year ended December 31, 1997 will be provided without charge to each record or beneficial owner of the Company's Class A Common Stock or Class B Common Stock as of March 13, 1998 on the written request of such person directed to: David L. Omachinski, Vice President -- Finance, OshKosh B'Gosh, Inc., 112 Otter Avenue, P.O. Box 300, OshKosh, Wisconsin 54902.

Oshkosh, Wisconsin
March 31, 1998

CLASS A COMMON                                                                                                       CLASS A COMMON
STOCK PROXY                                                                                                             STOCK PROXY




                                                       OHSKOSH B'GOSH, INC.

                                     REVOCABLE PROXY FOR 1998 ANNUAL MEETING OF SHAREHOLDERS
                                                      CLASS A COMMON STOCK

                                   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby appoints Douglas W. Hyde and Michael D. Wachtel and each of them proxies, with full power of substitution to vote all shares of Class A Common Stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of
OshKosh B'Gosh, Inc. (the "Company") to be held at the Oshkosh B'Gosh store, Horizon Outlet Center, 3001 South Washburn Street,
Oshkosh, Wisconsin at 9:00 a.m. on Friday, May 1, 1998, or at any adjournment thereof as follows, hereby revoking any proxy previously given:

        Shares represented by this proxy will be voted as directed by the shareholder. IF NO DIRECTION IS SUPPLIED, THE PROXY WILL
BE VOTED "FOR" ELECTION OF THE NOMINEES.

                                           (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)




                                                       OSHKOSH B'GOSH, INC.

                              PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.   /X/


[                                                                                                                            ]

  THE BOARD OF DIRECTORS RECOMMENDS
  A VOTE "FOR" BOTH NOMINEES

  (1)   ELECTION OF DIRECTORS
                                                         For    Withhold   For All
                                                         All      All       Except
        Orren J. Bradley and Jerry M. Hiegel            /  /      / /        / /
        as directors elected by holders of Class
        A Common Stock
        (except as marked to the contrary below)


INSTRUCTION To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below:

____________________________________________________________
                                                                                        Dated __________________________, 1998

                                                                                        ______________________________________
                                                                                                 (Please sign exactly as
                                                                                                 name appears at left.)

                                                                                        ______________________________________


                                                                        (If stock is owned by more than one person, all owners
                                                                        should sign.  Persons signing as executors, administrators, trustees or in similar capacities should so indicate.)


                                                    -  FOLD AND DETACH HERE -




CLASS B COMMON                                                                                                       CLASS B COMMON
STOCK PROXY                                                                                                             STOCK PROXY




                                                       OHSKOSH B'GOSH, INC.

                                     REVOCABLE PROXY FOR 1998 ANNUAL MEETING OF SHAREHOLDERS
                                                       CLASS B COMMON STOCK

                                   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby appoints Douglas W. Hyde and Michael D. Wachtel and each of them, proxies, with full power of substitution to vote all shares of Class B Common Stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of
OshKosh B'Gosh, Inc. (the "Company") to be held at the OshKosh B'Gosh store, Horizon Outlet Center, 3001 South Washburn Street,
Oshkosh, Wisconsin at 9:00 a.m. on Friday, May 1, 1998, or at any adjournment thereof as follows, hereby revoking any proxy previously given.

        Shares represented by this proxy will be voted as directed by the shareholder. IF NO DIRECTION IS SUPPLIED, THE PROXY WILL
BE VOTED "FOR" ELECTION OF THE NOMINEES AND "FOR" THE STOCK DIVIDEND AMENDMENT.

                                           (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)




                                                       OSHKOSH B'GOSH, INC.

                          PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.       /X/


[                                                                                                                            ]

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES AND "FOR" THE PROPOSAL.
                                     For   Withhold  For All
                                     All     All      Except
  (1)   ELECTION OF DIRECTORS       / /      / /      / /


        [ ]      FOR DOUGLAS W. HYDE, MICHAEL D. WACHTEL,
                 WILLIAM F. WYMAN, STEVEN R. DUBACK,
                 DAVID L. OMACHINSKI, STIG A. KRY AND
                 SHIRLEY A. DAWE AS DIRECTORS ELECTED
                 BY HOLDERS OF CLASS B COMMON STOCK
                 (EXCEPT AS MARKED TO THE CONTRARY BELOW)


        INSTRUCTION To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below:

        _______________________________________________________________________________________

                                                                                       For      Against    Abstain
(2)   PROPOSED AMENDMENT OF STOCK DIVIDEND PROVISIONS                                  / /       / /        / /
Amend the Certificate of Incorporation to require that any dividend payable to holders of Common Stock in shares of Common Stock or in securities convertible into or exercisable for Common Stock be paid ratably in shares of Class A Common Stock (or related securities) to holders of that class and in shares of Class  B Common Stock (or related securities) to holders of that class (the
"Stock Dividend Amendment").


(3)     In their discretion to vote on such other matters as may properly come before the meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which are hereby acknowledged.


                                                                        Dated ____________________________, 1998

                                                                        ________________________________________
                                                                              (Please sign exactly as
                                                                               name appears at left.)

                                                                        ________________________________________
                                                                        (If stock is owned by more than one person, all owners
                                                                        should sign.  Persons signing as executors, administrators, trustees or in similar capacities should so indicate.)


                                                    -  FOLD AND DETACH HERE -
